Exhibit 16.2

June 14, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioner:

We have read Item 4.01 of the Amendment No. 1 to the Form 8-K of Puredepth, Inc., filed May 1, 2007, and are in agreement with the statements contained in the first sentence of paragraph 1 and paragraphs 2, 3, and 4 of Item 4.01 on page 2 therein. We have no basis to agree or disagree with the second sentence of paragraph 1 and the other statements of the registrant contained therein.

Sincerely yours,

/s/ Mark Bailey and Company, Ltd.
Mark Bailey and Company, Ltd.
Reno, Nevada